Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 of Cambridge Bancorp and to the incorporation by reference therein of our reports dated March 14, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cambridge Bancorp, appearing in the Annual Report on Form 10-K of Cambridge Bancorp for the year ended December 31, 2021.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

October 18, 2022